April 24, 2000




Mr. David L. Cyranoski
Nicor Inc.
1844 Ferry Road
Naperville, IL  60566-9600

Re:  Retirement Agreement

Dear David:

This letter memorializes the agreement between you and Nicor, Inc., ("Nicor") concerning your retirement. We wish to thank you for your long, faithful and diligent service with the Company, and wish you the best in the years to come.

1. Benefit and Financial Plan Items

   We have agreed that your retirement will become effective May 1, 2000. As of that date, your qualification for pension, 401K, stock option and all other benefits under applicable Nicor policies and benefit plans shall be governed in accordance with the terms of those policies and plans. In recognition of your length of service and commitment to Nicor, you will receive a cash payment of $230,000 less legally required withholding deductions. Also, enhancements under the non-qualified retirement plan will be paid to you in the amount of $340,000.

2. Use And Return Of Nicor Property And Information.

   You have  returned  or will  return  on or  before  May 1,  2000 to Nicor all
   "company information" (as defined below) and related documents, reports, files (including data stored in computer memory or other storage media), memoranda and records; credit cards; cell phones; portable computers and related equipment; card-key passes; door and file keys; computer access codes; software and all other physical or personal property that you received, prepared or helped prepare in connection with your employment. You also agree that you have not retained and will not retain any copies, duplicates, reproductions or excerpts of the above items. The term "company information" means: (i) confidential and/or proprietary information including, without limitation, information received from third parties under confidential conditions and/or (ii) other technical, business, or financial information, the use or disclosure of which may reasonably be construed to be contrary to Nicor's interest. You agree to keep all such confidential information confidential and not to disclose such information to anyone except to the extent you are compelled to do so by legal process.

3. Confidentiality Of Trade Secrets And Other Confidential Information.



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   As  used  below,  "trade  secrets-confidential  information"  means,  without limitation: customer lists of Nicor Inc. and all of its affiliates, including but not limited to Nicor Gas, Nicor Energy, L.L.C., Nicor Enerchange, L.L.C., and Birdsall, Inc. and its affiliates (collectively, Nicor); pricing of products and/or services; performance-based strategies; trading activities;
   proprietary,   technical  and/or  business  information  related  to  Nicor's business plans; analyses, techniques or strategies concerning actual or potential acquisitions and/or new ventures; development and/or introduction plans for products and/or services; unannounced products and/or services; operation costs; research and development processes; data relating to research, design, implementation and/or marketing of Nicor's products and/or
   services;    non-public   information   concerning   the   requirements   and
   specifications of Nicor's agents, vendors, suppliers, trading partners, transporters, contractors and/or potential customers; non-public financial information; business and marketing plans; quotations or proposals given to
   agents  and/or  customers   and/or  received  from  suppliers;   methods  for
   developing and maintaining business relationships with past, present or potential partners and/or customers; procedure manuals; employee training and review manuals; confidential personnel data; and all other information that is sufficiently secret to create economic value from not being generally known.

   You and Nicor agree that, during your employment, you have had special access to trade secrets-confidential information that constitute a valuable and unique asset to Nicor. You and Nicor agree that the energy industry is highly competitive, that Nicor has invested significant time and resources in developing trade secrets-confidential information, and that Nicor would suffer a significant economic loss if its trade secrets-confidential information were disclosed to Nicor's competitors and/or the general public. You and Nicor also agree that Nicor does business throughout the Midwestern United States and that Nicor has national interests in protecting its trade secrets-confidential information and safeguarding its customer and partner relationships.

   You and Nicor agree that, by virtue of your position with Nicor, after your retirement you will have the opportunity to use trade secrets-confidential information that Nicor developed at its expense and that Nicor has a sufficient basis to protect its interest in its trade secrets-confidential information. You and Nicor also agree that Nicor has invested substantial resources to develop relationships with its existing and potential partners and customers and that those relationships have been to the benefit of you and Nicor.

   In light of the foregoing, you and Nicor agree that to the extent that they apply to your possession of trade secrets-confidential information, upon your retirement you will continue to comply with Nicor Policy Order A-1 (conflicts of interest), Policy Order A-2 (improper use of company cash or other assets), Policy Order A-46 (disclosure of confidential information), and Standard Practice General 9 (release of information concerning company activities), and Code of Ethics, and the Illinois Trade Secrets Act, 765 ILCS 1065/1 et seq.

   In addition, you and Nicor agree that, upon your retirement, you shall hold all trade secrets-confidential information in trust for the sole benefit of Nicor and that you shall not, without Nicor's prior written consent, make available or disclose in any way (directly or indirectly) trade secrets-confidential information to any person (including current or former Nicor employees), organization, newspaper, firm, partnership, association, corporation or business entity or use trade secrets-confidential information to your benefit or the benefit of another.

   You and Nicor agree that Nicor may enforce any breach or anticipatory breach of this Section by seeking an injunction, money damages and all other relief available under the law. You and Nicor further agree that, in the event that a court of competent jurisdiction determines that the exact amount of damages to Nicor resulting from your breach of this Section is difficult to determine with any reasonable precision, you will pay Nicor's costs and attorneys' fees incurred in obtaining an injunction and/or judgment against you.



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   Finally,  you and Nicor agree that Nicor and all of its related  entities are this Section's intended beneficiaries and that Nicor and all of its related entities are entitled to enforce this Section as if they were signatories to it.

4. General Waiver And Release Of All Claims.

   You and Nicor agree that the payments reflected above are consideration in excess of that to which you otherwise would be entitled upon your retirement. You and Nicor further agree that normal business prudence requires that in return for such payments, you agree to a release of claims and covenant not to sue. Accordingly, you agree not to sue Nicor (including its subsidiaries, predecessors, successors, assigns, trustees, officers, directors, fiduciaries, agents and employees, past and present) in any federal, state or local court, administrative agency or tribunal, and you waive and release all claims and causes of action you may have, as of the day you sign this Agreement, against Nicor arising from your employment with Nicor. The claims and causes of action you are releasing and waiving include, but are not limited to, any and all claims and causes of action that Nicor:

o has violated its personnel policies, any covenant of good faith and fair dealing or any employment contract between you and it;

o has discriminated against you on the basis of your age, race, color, sex, national origin, ancestry, disability, religion, marital status, parental status, source of income or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders; and/or

o has violated public policy or common law (including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family; and/or promissory estoppel).

   Excluded from this waiver and release are (1) any claim or right which cannot be waived by law, (2) a claim for breach of this agreement by Nicor, (2) a claim for failure to pay you vested benefits pursuant to the terms of any benefit plan, (3) any claims arising after the date of this Agreement, and
   (4) the right to file a charge with or participate in an investigation conducted by the Equal Employment Opportunity Commission. You are waiving, however, your right to any monetary recovery if the EEOC or any other agency pursues any claim on your behalf. In the event Nicor is finally determined by a court of competent jurisdiction to have breached this agreement, Nicor shall be liable to you for attorneys' fees and other litigation costs incurred in prosecuting such a legal claim.

5. Covenant Not To Sue.



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   You agree never to institute any suit,  complaint,  proceeding,  grievance or action of any kind in any state or federal court, or in any federal, state, county, or municipal administrative agency, or before any other public or private tribunal, against Nicor arising from your employment with Nicor and/or any other occurrence to the date you sign this Agreement. You also waive any right to recover any relief as a result of any proceeding instituted on your behalf. If you violate this Agreement by suing Nicor, other than under the Age Discrimination in Employment Act of 1967 (ADEA) challenging the validity of the waiver and release agreement set forth in
   Section 5 below, then you shall be liable for Nicor's attorneys' fees and other litigation costs incurred in defending against such a suit.

6. Waiver And Release Of Claims Under The ADEA.

   You agree to release Nicor from all claims or rights you may have as of the date you sign this Agreement arising under the ADEA. You further agree that:

o your waiver of rights under this release is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990, 29 U.S.C. ' 626(f);

o     you understand the terms of this waiver and release;

   themoney and benefits promised in Agreement Section 1 are over and above that to which you otherwise are entitled upon your retirement, that the money and benefits would not have been provided had you not signed this waiver and release, and that the money and benefits are in exchange for the signing of this waiver and release;

o Nicor is hereby advising you in writing to consult with an attorney before executing this waiver and release;

o Nicor is giving you twenty-one days (from April , 2000) within which to consider this waiver and release;

o after you sign this waiver and release you have seven days to revoke it. If you want to revoke it, you must do so in writing and deliver the writing to Claudia Colalillo (or her assistant), Vice President of Human Resources, Nicor Gas, East-West Tollway at Route 59, Aurora, Illinois 60507-0190, no later than 5:00 p.m. on the seventh day after you sign this waiver and release; and

o if you revoke this waiver and release, this entire Agreement is of no force or effect, but if you do not revoke it, you will receive the money and benefits described in Agreement Section 1.

   By signing this waiver and release, you are not waiving rights or claims that may arise under the ADEA after the date you sign this waiver and release.

7. General Matters.

   You also agree that:

o As of May 1, 2000, you shall neither be authorized to act on Nicor's behalf nor represent to third parties that you are authorized to act on Nicor's behalf;

o you have not suffered any on-the-job injury for which you have not already filed a claim;

o you are entering into this Agreement knowingly and voluntarily and with full knowledge of its significance;

o if any part of this Agreement is found to be illegal or invalid, the rest of the Agreement will be enforceable;

o this Agreement sets forth the entire agreement between you and Nicor regarding your retirement and supersede any written or oral understanding, promise, or agreement that is not referred to and incorporated in this Agreement. No other promises or agreements shall be binding unless made in writing and signed by you and Nicor;

o this Agreement shall be governed by Illinois law and may be changed only by a writing signed by you and Nicor; and

o this Agreement has been individually negotiated between you and Nicor and is not part of a group exit incentive or other group employment termination program.


AGREED AND ACCEPTED:

NICOR, INC.                               DAVID L. CYRANOSKI

By    CLAUDIA J. COLALILLO                DAVID L. CYRANOSKI
      --------------------                ------------------
      Claudia J. Colalillo
      Vice President Human Resources      Date  5/2/00
      And Corporate Communications              ------


Date   5/2/00
       ------